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                                                                      EXHIBIT I

                                                          Wasserstein Perella
                                                          & Co., Inc. 31 West
                                                          52nd Street New
                                                          York, New York
                                                          10019-6118 Telephone
                                                          212-969-2700 Fax
                                                          212-969-7836

WASSERSTEIN PERELLA & CO

                                          April 8, 1998

Board of Directors
Dart Group Corporation
3300 75th Avenue
Landover, Maryland 20785

Members of the Board:

  You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share (the "Shares"), of Dart Group Corporation (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Richfood Holdings, Inc. a Virginia corporation ("Parent"), and DGC Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"). The Merger Agreement provides for, among other things, a cash tender offer by Sub to acquire all of the outstanding Shares at a price of $160 per share (the "Tender Offer") and for a subsequent merger (the "Merger") of Sub with and into the Company pursuant to which each then outstanding Share will be converted into the right to receive $160 in cash (the "Merger" and together with the Tender Offer, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

  The Company operates through its wholly-owned subsidiary Shoppers Food Warehouse Corp. ("Shoppers"), and its majority-owned subsidiaries Trak Auto Corporation ("Trak"), a retail discount auto parts store chain, and Crown Books Corporation ("Crown"), a retail discount book store chain. The common stock of each of Trak and Crown is publicly traded. The Company's other assets include its wholly--owned subsidiary, Total Beverage Corporation, which operates retail discount beverage stores and certain real estate holdings (the "Real Estate Holdings").

  In connection with rendering our opinion, we have reviewed a draft, dated the date hereof, of the Merger Agreement, and for purposes hereof, we have assumed that the final form thereof will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and its subsidiaries for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and its subsidiaries and provided to us for purposes of our analysis, and we have met with the managements of the Company and its subsidiaries to review and discuss such information and, among other matters, the respective businesses, operations, assets, financial condition and future prospects of the Company and its subsidiaries.

  We have reviewed and considered certain financial and stock market data relating to the subsidiaries of the Company and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to such subsidiaries. We have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the industries in which the Company's subsidiaries engage and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.
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  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We note that detailed financial projections for the Company and its subsidiaries of the type customarily used for performing a discounted cash flow analysis were not available to us and we did not perform such analysis in connection with the rendering of this opinion. In addition, we have not reviewed any of the books and records of the Company or its subsidiaries, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or its subsidiaries, or for making or obtaining an independent valuation or appraisal of the assets, lease portfolio or liabilities of the Company or its subsidiaries. The Company has obtained and provided to us copies of independent appraisals, prepared as of January 1998, of the Real Estate Holdings. With your consent, we have relied exclusively upon such appraisals for purposes of valuing the Real Estate Holdings and have made no independent inquiry with respect to such valuation. No independent valuation or appraisal was provided to us with respect to any other assets or liabilities of the Company or its subsidiaries. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

  We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, which is contingent upon the consummation of the Transaction or an alternative transaction. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of our engagement as financial advisor, including the rendering of this opinion. We have also performed various other investment banking services for the Company and its subsidiaries including, among others, (i) acting as dealer manager for a self-tender conducted by Trak, (ii) providing financial advisory services relating to the possible disposition by the Company of certain assets, (iii) providing financial advisory services in connection with the acquisition, and acting as initial purchaser of debt securities of Shoppers in connection with the related financing, of the 50% interest in Shoppers not then owned by the Company, (iv) acting as initial purchaser of debt securities of Shoppers in connection with the refinancing by Shoppers of the Shoppers' acquisition indebtedness, (v) providing financial advisory services in connection with the analysis of potential strategic alternatives relating to Shoppers, (vi) acting as a financial advisor to the Company in connection with settlements between the Company and certain members of the Haft family involving, among other things, the repurchase of the equity interests of such family members in the Company and the settlement of all outstanding disputes between the Company and such individuals, and (vii) providing financial advisory services in connection with the disposition by Trak of its California operations. We have received customary fees for providing such services.

  In the ordinary course of our business, we may actively trade the equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion addresses only the fairness, from a financial point of view, to the holders of the Shares of the consideration to be received by such holders pursuant to the Merger, and we do not express any opinion on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement, nor does our opinion address the relative merits of the Transaction as compared to any alternative transaction or business strategy that may have been considered by the Board of Directors of the Company as alternatives to the Transaction.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction, and except for inclusion in its entirety in any tender offer statement, information statement or proxy statement circulated to holders of Shares relating to the Transaction, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of Shares with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any holder as such.


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  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $160 per Share cash consideration to be received by the holders of Shares pursuant to the Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co., Inc.

                                          Wasserstein Perella & Co., Inc.

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